SALE AGREEMENT

            Agreement, dated as of May 25, 1995, between RCG International, Inc., a Delaware corporation with its principal place of business at 111 West 40th Street, New York, New York 10018 (herein called "RCG"), and Hagler Bailly Consulting, Inc., a Delaware corporation with its principal place of business at 1530 Wilson Boulevard, Suite 900, Arlington, Virginia 22209-2406 (herein called "Consulting").

            WHEREAS, RCG desires to sell to Consulting and Consulting desires to purchase from RCG all of the outstanding Common Stock of RCG/Hagler, Bailly, Inc. (the "Company") in exchange for (a) $9,318,720 in cash (by wire transfer of immediately available funds) or certified or bank check, payable to RCG on the Closing Date, (b) a senior note due June 29, 1995 in the principal amount of $431,280 to be issued by Consulting to RCG on the Closing Date, and (c) a 9.5% subordinated note in the principal amount of $4,650,000 to be issued by Consulting to RCG on the Closing Date; and

            WHEREAS, the terms of the notes to be issued hereunder, various further banking and financial arrangements and other contractual provisions for the conduct of business by Consulting are more fully set forth herein;

            NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions.

   (a) "Common Stock", as used herein, shall mean 13,651 shares of Class A Common Stock of the Company, $.10 par value.

   (b) "Bridge Note", as used herein, shall mean a senior note due June 29, 1995 in the principal amount of $431,280 issued by Consulting to RCG, the form of which note is attached hereto and made a part hereof as Exhibit A.

   (c) "Closing Date", as used herein, shall mean May 25, 1995.

   (d) "Consulting Note", as used herein, shall mean a 9.5% subordinated note in the principal amount of $4,650,000 issued by Consulting to RCG, the form of which note is attached hereto and made a part hereof as Exhibit B.

   (e) "Key Employees", as used herein, shall mean Henri-Claude Bailly, Michael
       D. Yokell, John Armstrong, Robert Ciliano, Jean-Louis Poirier, Daniel Rouse, Robert D. Rowe, Alex Steinbergh and Alain Streicher.

   (f) "Tax Note", as used herein shall have the meaning assigned to it in
       Section 8(g)(iii).

2. Transfer of Stock.

Subject to the terms and conditions herein set forth:

   (a) RCG shall, on the Closing Date, sell and deliver to Consulting the Common Stock, free and clear of all liens, claims, charges and encumbrances whatsoever, and Consulting shall so acquire the same.

   (b) RCG shall make such sale and delivery of the Common Stock by delivering to Consulting certificates evidencing the Common Stock duly endorsed in blank or accompanied by appropriate of instruments of transfer satisfactory in form and substance to Consulting. Consulting shall pay all documentary, stamp and transfer taxes required, if any, in respect of the transfer of the Common Stock unless such taxes are paid by the Company.

   (c) In exchange for the Common Stock on the Closing Date, Consulting shall deliver to RCG (i) $9,318,720 in cash (by wire transfer of immediately available funds to an account designated by RCG) or certified or bank check in same day funds made payable to the order of RCG; (ii) the Bridge Note duly executed by Consulting and (iii) the Consulting Note duly executed by Consulting.

   (d) On and as of the Closing Date, the Company, on one hand, and RCG and its affiliates (other than the Company), on the other, shall settle in cash all intercompany receivables and payables (including, without limitation, payment by the Company of $1,500,000 in intercompany advances and payment by the Company of federal income tax accruals in an amount equal to $347,801 in respect of taxes on the earnings of the Company from January 1, 1995 through April 30, 1995 and certain other taxes, plus 35% of the product of $6,000 and the number of days elapsed from and including May 1, 1995 and through and including the Actual Closing Date (the "Estimated Tax Payment")). Immediately prior to the Closing, RCG shall contribute to the equity of the Company $2,500,000 of intercompany receivables owed to it by the Company.

3. Closing.

The Closing of this Agreement shall take place in at the offices of RCG's parent, Reliance Group Holdings, Inc., Park Avenue Plaza, New York, New York, 10055, at 11:00 A.M., New York City time, on the Closing Date.

4. Representations and Warranties of RCG.


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

RCG represents and warrants to Consulting as of the Closing Date as follows:

   (a) Title to the Common Stock. RCG is the legal and beneficial owner of the Common Stock, free and clear of all pledges, liens, claims, options, charges, security interests and encumbrances. Other than pursuant to this Agreement, RCG has not created any transfer restriction, trust, irrevocable proxy, voting arrangement, commitment, understanding or agreement relating to the transfer of any of the Common Stock. The Common Stock constitutes all the outstanding shares of Class A Common Stock of the Company and since July 1, 1984 (the "Original Acquisition Date"), the Company has not issued any shares of any other class of capital stock.

   (b) Financial Statements. Based solely on information provided to RCG by the Company and without any independent investigation thereof, RCG believes the balance sheet of the Company as at December 31, 1994 fairly presents the assets and liabilities of the Company as a going concern as at such date.

   (c) No Conflicts. The execution and delivery of this Agreement by RCG does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the Common Stock under, or require any consent, authorization or approval under (i) any provision of the certificate of incorporation or by-laws of RCG or (ii) any material judgment, order or decree applicable to RCG.

   (d) Insurance Company Regulations. To the knowledge of RCG, after due inquiry, the fact that its parent, Reliance Insurance Company, is an insurance company, will have no effect on the consummation of the sale of the Common Stock pursuant to this Agreement.

   (e) Incorporation; Authority. RCG is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. All corporate acts and other proceedings required to be taken by RCG to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken.

   (f) Due Execution. This Agreement has been duly executed and delivered by RCG and constitutes a valid and binding obligation of RCG, enforceable against RCG in accordance with its terms except (i) that such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors' rights or debtors' obligations generally, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be


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

      subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

   (g) As-is. Except as specifically set forth in Section 4 of this Agreement, RCG makes no representation or warranty regarding the Company or its business or balance sheet, and the assets of the Company being acquired by Consulting as a result of its purchase of the Common Stock are being acquired "as-is". Except as set forth in this Agreement, RCG will not be responsible for any liabilities or obligations of the Company, known or unknown, absolute or contingent arising before or after the Closing Date.

   (h) Litigation. Except as set forth on Schedule 4(h), there are no lawsuits or claims pending against RCG as of the date of this Agreement and relating to the Company with respect to which RCG has knowledge and which would have a material adverse affect on RCG's ability to consummate the transactions contemplated hereby.

   (i) Related Party Transactions. Except as set forth on Schedule 4(i) hereto, there are no written agreements, contracts or other agreements, known to RCG and not known by any Key Employee, which are material to the Company and pursuant to which (i) RCG pays money, guarantees any obligation, or provides goods, services or property to the Company or (ii) the Company pays money, guarantees any obligation, or provides goods, services or property to RCG.

5. Representations and Warranties of Consulting.

Consulting represents and warrants to RCG as of the Closing Date as follows:

   (a) Incorporation and Authority. Consulting is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. All corporate acts and other proceedings required to be taken by Consulting to authorize the execution, delivery and performance of this Agreement, the Bridge Note, the Consulting Note and the Tax Note and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken.

   (b) Due Execution. This Agreement has been duly executed and delivered by Consulting and constitutes, and the Bridge Note, Consulting Note and the Tax Note, when executed and delivered by Consulting, will each constitute a valid and binding obligation of Consulting, enforceable against Consulting in accordance with its terms, except (i) that such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors' rights or debtors' obligations generally, and (ii) that the remedy of specific performance and


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

      injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

   (c) No Conflicts. The execution and delivery of this Agreement by Consulting does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or, except under the terms of the Credit Agreement and Security Documents (each as defined in the Consulting Note) and the Bridge Note, result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of Consulting under any provision of (i) the certificate of incorporation or bylaws of Consulting, (ii) any contract, agreement, instrument or other document to which Consulting is a party or by which any of its properties or assets are bound, or (iii) any material judgment, order or decree or any material statute, law, ordinance, rule or regulation applicable to Consulting or its assets.

   (d) Actions and Proceedings. There are no (i) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Consulting or, to the knowledge of Consulting, the Company which would have a material adverse effect on the ability of Consulting to consummate the transactions contemplated hereby or (ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Consulting, threatened against Consulting or, to the knowledge of Consulting, the Company, which have or could have a materially adverse effect on the ability of Consulting to consummate the transactions contemplated hereby, including without limitation, the ability of Consulting to meet its obligations under the Bridge Note, the Consulting Note or the Tax Note.

   (e) Disclosure. As of the date hereof, Consulting has furnished RCG with the financial statements and other reports listed in Schedule 5(e) attached hereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position and results of operations of the persons to which they purport to relate as of the dates and for the periods indicated, with the exception of year-end adjustments and footnotes. Between the end of the most recent fiscal period shown in such financial statements and the date hereof, except as set forth m Schedule 5(e) hereto, there has not been any material adverse change in the business, operations, properties or financial position of Consulting (or of the persons to which such financial statements purport to relate). Neither this Agreement nor any financial statements, reports or other documents or


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

      certificates furnished to RCG by Consulting in connection with the transactions contemplated hereby contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein contained not misleading. Neither the loans made to the Company pursuant to the Subordinated Note, the Bridge Note or the senior bank facility or all such loans in the aggregate will render the Company unable to pay its debts as they become due; Consulting is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its property; and Consulting has no knowledge of any person contemplating the filing of any such petition against it.

   (f) Securities Laws. Consulting is acquiring the Common Stock to be purchased pursuant to this Agreement for its own account and with no present intention of distribution or reselling the Common Stock being purchased by it in any transaction which would be in violation of the securities laws of the United States of America or any state thereof. The capital stock of Hagler Bailly, Inc., the parent of Consulting ("Hagler"), has been issued in compliance with all applicable federal and state securities laws.

   (g) Compliance with Lease Terms. The Company is in material compliance with each covenant, agreement and condition contained in the Lease (as defined in Section 6(f) below) other than its monetary obligations thereunder. With respect to monetary obligations under the Lease, the Company is in complete compliance therewith. Neither the Company nor Consulting knows of any event or condition that could give rise to a default under the Lease.

6. Covenants.

   (a) Consulting shall obtain all required governmental consents (including any necessary filings under the Hart-Scott-Rodino Antitrust Improvements Act), permissions, assignments of contracts, security clearances, and any other agreements required by it or the Company to acquire and own the Common Stock, except, in the case of the Company, such consents as may be required to be obtained by the Company or filings made by the Company solely by virtue of the Company's affiliation with RCG or Reliance Insurance Company (the "Consents").

   (b) RCG shall be responsible for any obligation or liability of the Company, absolute or contingent, arising with respect to the period prior to the Closing Date but after the Original Acquisition Date and

(A)known to RCG but not known to the Company or any Key Employee on or before the Closing Date; or

(B)not known to any of RCG, the Company or any Key Employee on or before the Closing Date;

      and which, in the case of clause (B), arises principally from the failure by RCG or any person (other than an officer, director or employee of the Company) acting for, at the direction of, or for the benefit of RCG or its affiliates (other than the Company or its subsidiaries) to perform properly any obligation described on Schedule 6(b) hereof.

   (c) Consulting shall be responsible for any obligation or liability of the Company, absolute or contingent, arising before, on or after the Closing Date and

(A)known to the Company (even if also known to RCG) (on or prior to the Closing Date, with respect to those liabilities arising with respect to the period on or prior to the Closing Date) or;

(B)not known to either RCG or the Company (on or prior to the Closing Date, with respect to those liabilities arising with respect to the period on or prior to the Closing Date) and which, in the case of this clause (B), arises from any cause other than the failure by RCG or any person (other than an officer, director or employee of the Company) acting for, at the direction of, or for the benefit of RCG or its affiliates (other than the Company or its subsidiaries) to perform any obligation described on Schedule 6(b) hereof.

   (d) Consulting agrees that, immediately after the Closing Date, it will, and will cause the Company to delete all references to "RCG" or Reliance Group Holdings, Inc., from its name and from any letters, documents, or instruments relating to the Company or Consulting.

   (e) RCG or its affiliates will provide payroll services to the Company, at a cost, for the periods and on terms and conditions set forth on Exhibit D.

   (f) (i) Consulting agrees that it will endeavor to obtain for RCG a release (in form and substance satisfactory to RCG) (the "RCG Release") of all of RCG's obligations under all guarantees relating to the lease dated as of October 25, 1991 between the Company and Wilson Boulevard Venture (together with its successors and assigns, the "Landlord"), as amended by the First and Second Amendments thereto dated as of February__, 1993 and December 12, 1994, respectively (the "Lease). On the Closing Date, Consulting agrees to establish a reserve fund (the "Fund") at Chemical Bank, which shall have on deposit therein (A) at all times at least $180,000, prior to such date as the Revolving Commitment (as defined in the Credit Agreement) is raised to $4,500,000 and the cash collateral is released pursuant to Section 6.12(c) of the Credit Agreement (the "Initial Deposit End Date"), (B) at all times at least $350,000 from the Initial Deposit End Date through December 31, 1997, (C) at all times at least $450,000 from January 1, 1998 through December 31, 1998 (provided that the Initial Deposit End Date has occurred), and (D) at all times at least $550,000 after December 31, 1998 (provided that the Initial Deposit End Date has occurred); provided that the Fund may be discontinued and closed-out by Consulting on such date as the RCG Release is effectuated or during any period in which there is in full force and effect a surety bond from an insurance company, in an amount and containing such terms as are reasonably satisfactory to RCG (a "Surety Bond"). Any money in the Fund shall be immediately disbursed to RCG at such time as any monetary obligations under the Lease are due and unpaid (after giving effect to applicable grace periods in the Lease). In the event that the RCG Release is not effectuated by June 30, 1996, Consulting shall endeavor to obtain and keep in full force and effect, until such RCG Release is obtained, a Surety Bond; provided that the obligation to obtain and keep in full force and effect a Surety Bond shall be solely in the good faith business discretion of Consulting. RCG agrees to pay the first $50,000 in premium payments for the Surety Bond for each of any two full twelve-month periods ending prior to June 30, 1998 covered thereby (which premiums shall be paid by RCG to the insurance company issuing the Surety
      Bond). Any amount in excess of $50,000 for each of such two twelve-month periods and all amounts thereafter with respect to the Surety Bond, if obtained, shall be the responsibility of Consulting.

            (ii) Notwithstanding anything contained in this Section 6(f) to the contrary, in the event that the RCG Release is obtained prior to June 30, 1998 and a condition thereto is the payment of money to the Landlord, RCG agrees to pay to the Landlord an amount equal to the lesser of (i) the excess of $100,000 ($50,000 after June 30, 1996) over the amount previously paid or payable by RCG in respect of a Surety Bond and (ii) the amount of the required payment to the Landlord.

            (iii) Consulting shall deliver to RCG, no later than 10 days after the end of each fiscal quarter, a statement showing the amount on deposit in the Fund (or, a statement from its chief financial officer that no Fund is required pursuant to this paragraph (f) because a Surety Bond is in full force and effect) and a certificate from its chief financial officer to the effect that all of the monetary obligations of Consulting under the Lease for the three months included in such quarter were timely paid and that no other default exists under the Lease.

   (g) On or before June 29, 1995, Consulting shall provide to RCG a balance sheet as at the Closing Date and an income statement for the period beginning on May 1, 1995 and ending on the Closing Date, each of which shall be certified by the chief financial officer of Consulting and must be satisfactory in scope and form to RCG and be prepared on a basis consistent with past practices. Consulting agrees to pay to RCG an amount equal to the excess, if any, of the product of 35% times the earnings of the Company reflected on such income statement (the "Actual Tax Payment") over the Estimated Tax Payment. RCG agrees to pay to Consulting the amount, if any, by which the Estimated Tax Payment exceeds the Actual Tax Payment. Any payments to be made by RCG or Consulting under this subparagraph (g) shall be made in immediately available funds no later than July 5, 1995.

   (h) RCG agrees that each of the Key Employees who is also an officer or director of RCG shall be entitled, in their capacities as such, to such indemnification as is provided to officers and directors of RCG pursuant to Article VIII of RCG's Bylaws, as in effect on the date hereof.

7. Indemnification.

      (a) Indemnification by RCG.

      RCG shall indemnify Consulting, its affiliates and each of their respective officers, directors, employees and agents against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation, warranty or covenant of RCG contained in this Agreement or
      (ii) any matter for which RCG is responsible as provided in Section 6(b) above.

      (b) Indemnification by Consulting.

      Consulting shall and shall cause the Company to, indemnify RCG, its affiliates and each of their respective officers, directors, employees and agents against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation, warranty or covenant of Consulting contained in this Agreement or (ii) any claim made by any landlord or employee of the Company against RCG or any of its affiliates (other than the Company and its subsidiaries) in respect of any of the items listed on Exhibit C hereto or (iii) any matter for which Consulting is responsible as provided in Section 6(c) above.

      (c) Procedures Relating to Indemnification.

         (i) Notice. In order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the indemnified party (a "Third Party Claim"), such indemnified party


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

            must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such indemnified party of written notice of the Third Party Claim. Thereafter, if the indemnifying has assumed the defense of such Third Party Claim, the indemnified party shall deliver to the indemnifying party, within three business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim. Notwithstanding anything contained in this subparagraph (c) to the contrary, the failure to deliver any notices or documents required to be delivered pursuant to this subparagraph (c) shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

            (ii) Defense. If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof; provided, however, that if the indemnified party's counsel determines that the indemnified party has or may have defenses to the Third Party Claim apart from or conflicting with the defenses of the indemnifying party, then the indemnified party shall be entitled to retain its own separate counsel and the indemnifying party shall be liable for legal expenses incurred by the indemnified party in the defense of such Third Party Claim. If the indemnifying party chooses to defend any Third Party Claim, all the parties thereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) access to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnifying party shall not settle such Third Party Claim without the indemnified party's prior written consent (which consent shall not be unreasonably withheld).

                  Notwithstanding the foregoing, if there is a reasonable probability that the indemnifying party will not be able to satisfy its indemnification obligations under this Section 7, the indemnified party will have the right to defend and, after reasonable consultation with the indemnifying party, to compromise or settle the Third Party Claim.

      (d) In no event shall Consulting have any right to set-off against the Bridge Note or the Consulting Note any amount due from RCG to Consulting under this Section 7, but RCG shall be entitled to credit, dollar for dollar, the Consulting Note for any amount due from RCG under this Section 7.

8. Tax Matters.

      (a) Tax Definitions.

            (i) Adjustment means, with respect to Taxes, a change in the amount or character of any item of income, gain, loss, deduction or credit of the Company, including but not limited to changes thereto attributable to:

             (w)  amendment of returns;
             (x)  deficiencies asserted by any taxing authority; or
             (y)  claims for refund

             irrespective of whether such change arises out of a voluntary act, or any audit, examination, proceeding or litigation resulting from any of the foregoing events.

            (ii) Affiliated Group means the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which Reliance Group Holdings, Inc. is the common parent, and of which the Company is and has been (since acquired by any member thereof) a member.


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

            (iii) Affiliation Year means each taxable year or period applicable to the Company ending on or before the Closing Date during which the Company was a member of the Affiliated Group.

            (iv) City of Philadelphia BPT Return means the City of Philadelphia Business Privilege Tax Regular Return filed by RCG on behalf of the Company.

            (v) Consolidated Return(s) means the consolidated United States Federal income return(s) of the Affiliated Group.

            (vi) Code means the Internal Revenue Code of 1986, as amended, or any successor thereto.

            (vii) Incremental Federal Income Tax means the product of (x) the amount by which (A) the federal taxable income of the Company for the period January 1, 1995 through the Closing Date reflecting the Code Section 338(h)(10) Election provided for in paragraph (g) below exceeds (B) the sum of (i) the federal taxable income RCG would have realized on the gain on the sale of the Common Stock if the Code Section 338(h)(10) Election had not been made and (ii) the federal taxable income of the Company for the period January 1, 1995 through the Closing Date without reflecting the Code Section 338(h)(10) Election and (y) 35%.

            (viii) IRS means the Internal Revenue Service.

            (ix) Post-Affiliation Year means any taxable year or period of the Company beginning after the Closing Date.

            (x) Regulations means the U.S. Treasury Department Income Tax Regulations in effect under the Code, as amended from time to time.

            (xi) Tax or Taxes means all taxes, charges, fees, levies, duties or other assessments whether federal, state, local or foreign, based upon or measured by income, capital or gain and all other taxes including, without limitation, recapture, gross receipts, profits, sales, use, occupancy, value added, ad valorem, customs, transfer, franchise, withholding, social security, unemployment, disability, payroll, employment, excise, or real or personal property taxes and alternative or add-on minimum or environmental taxes together with any interest, fines, penalties and additions to such tax as may be imposed with respect thereto.

      (b) Tax Returns and Payments.

            (i) 1994 Federal Return. Based upon the information previously provided to it by Consulting or the Company, RCG or its parent entity shall prepare the pro forma federal income tax return of the Company for the taxable period ended on December 31, 1994, and shall include the taxable income or loss reflected in such pro forma return in the Consolidated Return.

            (ii) 1995 Short Year Federal Return. Based upon the information provided to it by Consulting or the Company pursuant to this subparagraph (ii), RCG or its parent entity shall prepare the pro forma federal income tax return of the Company for the short taxable period ending on the Closing Date, and shall include the taxable income or loss reflected in such pro forma return in the Consolidated Return. Based upon the information so provided, such return shall be true and complete in all material respects and shall be prepared in accordance with
                  Section 1.1502-76(b)(4) of the Regulations. If a Code Section 338(h)(10) Election is made pursuant to paragraph (g) below, such 1995 pro forma federal income tax return will be prepared based on the allocation of the payment referred to in Section 2(c) among the assets of the Company pursuant to subparagraph
                  (g)(ii) below. No later than July 15, 1995, Consulting or the Company shall prepare and deliver to RCG or its parent entity, a domestic tax package including such information and prepared in a manner and in such form consistent with those delivered to RCG by the Company in prior years.

            (iii) 1994 State and City of Philadelphia BPT Returns. Based upon the information previously provided to it by Consulting or the Company, RCG or its parent entity shall prepare all state income tax returns of the Company that are required to be filed for the taxable period ended December 31, 1994 and shall also prepare the City of Philadelphia BPT Return for such period. Consulting shall provide RCG a Power of Attorney solely for the purposes of obtaining such extension of time as may be needed for such returns. RCG shall provide Consulting with such returns in proper form for filing no later than 30 days before such returns are due. Such returns shall be signed and timely filed by or caused to be timely filed by Consulting.

            (iv) 1995 Short Year State and City of Philadelphia BPT Tax Returns. RCG or its parent entity shall prepare all state income tax returns of the Company that are required to be filed for the short taxable period ended on the Closing Date and shall also prepare the City of Philadelphia BPT Tax Return for such period, if required. Consulting shall provide RCG a Power of Attorney solely for the purposes of obtaining such extension of time as may be needed for such returns. RCG shall provide Consulting with such return in proper form for filing no later than 30 days before such returns are due. RCG shall consult with Consulting with respect to the modifications to federal taxable income made by RCG or its parent entity in such state income tax returns. Such returns shall be signed and timely filed by or caused to be timely filed by Consulting.

            (v) Post Closing Returns. Consulting shall prepare, sign and file all tax returns, for any type of Tax, which returns are required to be filed for all periods ending after the Closing Date, including state income tax returns which include the period January 1, 1995 through the Closing Date ("straddle returns"). Consulting shall also prepare, sign and file all local tax returns (whether for periods ending before or after the Closing Date).

            (vi) Tax Liability of Consulting and the Company. As between the parties, Consulting and the Company shall have the sole liability to timely pay to the relevant taxing authority all Taxes which arise from:

                  (x)   any tax period which ends after the Closing Date; and

                  (y) any tax returns which Consulting is required to file under subparagraphs (b)(iii), (iv) or (v).

      (c) Adjustments.

            (i) Adjustments to Post-Affiliation Year Returns. If with respect to Consolidated Returns:

                  (x) there is an Adjustment to any item reported on a return filed with respect to the Company for a Post-Affiliation Year that results in an increase in Taxes payable by Consulting or the Company; and

                  (y) such Adjustment results in a corresponding Adjustment to items reported on a return filed with respect to RCG or any affiliate of RCG (including the Company) for an Affiliation Year; and

                  (z) the Taxes payable by or on behalf of RCG (or such affiliate) with respect to the Company for such period are reduced by such Adjustment (the "RCG Decrease"), then RCG shall pay to Consulting or the Company, an amount equal to such increase in Taxes of Consulting or the Company. The amount payable by RCG under this paragraph shall be limited to the RCG Decrease, plus interest calculated as under Code Section 6621, or comparable interest from state and local authorities, with respect to such RCG Decrease. Payment under this paragraph shall be made no later than five business days after the RCG Decrease is refunded to RCG or such affiliate or is otherwise actually realized.

            (ii) Adjustments to Affiliation Year Returns. If, with respect to Consolidated Returns:

                  (x) there is an Adjustment to any item reported on a return filed with respect to RCG or any affiliate of RCG (including the Company) for an Affiliation Year that results in an increase in the Taxes payable by RCG or an affiliate of RCG; and

                  (y) such Adjustment results in a corresponding Adjustment to items reported on a tax return filed with respect to Consulting or any affiliate of Consulting (including the Company) for a Post-Affiliation Year; and

                  (z) the Taxes payable by or on behalf of Consulting (or such affiliate) with respect to such Post-Affiliation period are reduced by such Adjustment (the "Consulting Decrease"), then Consulting shall pay to RCG an amount equal to such increase in Taxes of RCG or such affiliate. The amount payable by Consulting under this paragraph shall be limited to the Consulting Decrease, plus interest calculated as under pursuant to Code
                        Section 6621, or comparable interest from state or local authorities, with respect to such Consulting Decrease. Payment under this paragraph shall be made no later than five business days after the Consulting Decrease is refunded to Consulting or such affiliate, or is otherwise actually realized.

            (iii) Other Changes in Taxable Income. If with respect to a
                  Consolidated Return for an Affiliation Year:

                  (x) the Company's taxable income is determined (by Consulting or RCG with the agreement of the other that the change is appropriate, or by the IRS) to be greater than its taxable income as originally reported on such Consolidated Return (other than as a result of an Adjustment described in subparagraph (c)(i) or (c)(ii) above), the Company shall pay to RCG an amount equal to the product of the increase in taxable income times the maximum federal Tax rate for the applicable year (plus penalties and interest);

                  (y) the Company's taxable income is determined (by Consulting or RCG with the agreement of the other that the change is appropriate, or by the IRS) to be less than its taxable income as originally reported on such Consolidated Return (other than as a result of an Adjustment described in subparagraph (c)(i) or (c)(ii) above, RCG shall pay to Consulting an amount equal to the product of the reduction in taxable income and the maximum federal Tax rate for the applicable year (plus interest);

                  (z) Payment pursuant to this subparagraph (iii) shall be made no later than five (5) business days after RCG receives or otherwise actually realizes a refund of or is assessed the additional tax.

            (iv) Notice of Adjustments by RCG. RCG shall promptly notify Consulting of any IRS notice or revenue agent's report or equivalent state or local tax authority notice received by RCG which could result in an Adjustment giving rise to a liability of Consulting or the Company under this Agreement. However, the failure to give such notice shall not relieve Consulting or the Company from any liability that it may have hereunder, except to the extent that such failure results in increased liability to Consulting or the Company arising out of its obligations to pay RCG as provided in this Section 8. RCG shall keep Consulting informed of developments regarding such notice or report and shall consult with the Company or Consulting concerning the appropriate actions or positions to be taken in such proceedings to the extent such developments:

                  (x) relate to any liability of Consulting or the Company to RCG under this Agreement, or

                  (y) could affect the liability of Consulting or the Company for Taxes in a Post-Affiliation Year.

            (v) Notice of Adjustments by Consulting and the Company. Consulting shall promptly notify RCG of any IRS notice or revenue agent's report or equivalent state or local tax authority notice received by Consulting or the Company which could result in an Adjustment giving rise to a liability of RCG under this Agreement. However, the failure to give such notice shall not relieve RCG from any liability that it may have hereunder, except to the extent that such failure results in increased liability to RCG arising out of its obligations to pay Consulting. Consulting shall keep RCG informed of developments regarding such report or notice to the extent such developments relate to any liability of RCG to Consulting or the Company under this Agreement.

      (d) Indemnification. RCG agrees to pay and shall indemnify and hold harmless the Company and Consulting from and against all Taxes, and RCG shall be entitled to receive and retain all refunds of Taxes, in each case, only to the extent attributable to the operations or assets of any member of the Affiliated Group other than the Company and its subsidiaries.

      (e) Cooperation; Furnishing of Information. The parties agree to provide each other with such cooperation and information as may be reasonably requested in connection with:

            (i) the preparation or filing of any Tax return, report, amended return or claim for refund with respect to Taxes;

            (ii)  the conduct of any audit; or

            (iii) making any other computation or determination required hereunder.

      (f) Record Retention. RCG and the Company shall retain all relevant tax returns, schedules and workpapers, and all related material records or other documents until the expiration of the statute of limitations (including extensions) of the taxable years to which such returns and other documents relate, but in any event for a period of not less than seven (7) years, provided, however, that RCG is not required to retain any documents which have been furnished to the Company or Consulting.

      (g)   Code Section 338(h)(10) Election.

            (i) Subject to subparagraph (g)(iii) below, Consulting agrees to, and RCG agrees to have its parent entity, join in a Code
                  Section 338(h)(10) Election with respect to the acquisition by Consulting of the Common Stock. RCG agrees to execute Form 8023-A (or any replacement form), to comply with all the requirements of Code Section 338(h)(10) and Regulations promulgated thereunder, and to take any other action reasonably requested by Consulting in order to make and effectuate this election. Other than as set forth in this paragraph (g), all Taxes arising as a result of the Code
                  Section 338(h)(10) Election are the responsibility of the Company or Consulting.

            (ii) Notwithstanding the provisions of subparagraph (g)(i) above, in the event of a failure to make a Code Section 338(h)(10) Election, other than a failure resulting from a breach by RCG or its parent entity of the provisions of this paragraph (g), RCG shall have no liability for any such Taxes resulting from any other election made by Consulting pursuant to Code Section
                  338. RCG and Consulting agree to use their best efforts to agree on an allocation of the purchase price among the assets of the Company as of the Closing that is acceptable to both parties. In the event that such agreement has not been reached by June 29, 1995, Consulting shall obtain and deliver to RCG an appraisal of such assets performed by an appraiser selected and paid by Consulting. Such appraisal shall be obtained by Consulting and delivered to RCG by August 15, 1995 and shall be used by Consulting and RCG in allocating and reporting the fair market values of the assets of the Company for purposes of Code Section 338. Prior to June 29, 1995, Consulting shall prepare and deliver to RCG a schedule showing state apportionments of payroll, property and sales for the period January 1, 1995 through the Closing Date in a form consistent with those schedules delivered to RCG by the Company in prior years.

            (iii) Notwithstanding anything contained in this subparagraph
                  (g)(iii) to the contrary, RCG's parent entity shall have no obligation to join in, and Consulting shall not file a Code
                  Section 338(h)(10) Election unless (A) Consulting has paid to each appropriate state taxing authority, at such time as the extension for such state return is filed pursuant to subparagraph (b)(iv) of this Section 8, an amount equal to the state Taxes to be paid as a result of the Code Section 338(h)(10) Election, based on the allocations agreed to by RCG and Consulting pursuant to subparagraph (g)(ii) above, (B) prior to such filing, Consulting has executed and delivered to RCG (i) a promissory note (pari passu with the Credit Agreement) in a principal amount equal to the Incremental Federal Income Taxes and on such terms as are contained in, and in the form attached hereto as Exhibit E (the "Tax Note"),
                  (ii) a guaranty of the Tax Note by Hagler (pari passu with the guaranty by Hagler granted to the Bank under the Credit Agreement) in the form attached hereto as Exhibit E-1 and
                  (iii) evidence that the Bank (as defined in the Credit Agreement) has consented to the Tax Note and the Hagler guaranty thereof, and (C) the Bridge Note has been repaid in full.

9. Termination.

The agreement of RCG to sell and of Consulting to purchase the Common Stock shall terminate on the close of business on May 26, 1995 (unless extended by written agreement among the parties) if the Closing shall not have occurred prior to said time and date. Unless terminated in writing by mutual agreement among the parties, the parties shall have such rights and remedies, each against the other, as shall exist at law or in equity.

10. Expenses.

All expenses incident to the sale and purchase of the Common Stock incurred by RCG shall be borne by RCG, and those by the Company (other than any allocation by RCG of its personnel costs to the

Company for work on this transaction) and/or Consulting (including the formation of Consulting and the costs of obtaining the necessary financing) shall be borne by Consulting.

11. Survival of Warranties.

All representations, warranties, covenants and agreements herein contained shall survive the Closing hereunder.

12. Broker.

RCG and Consulting each represent and warrant to the other that all negotiations relative to this Agreement and to the transactions contemplated hereby have been carried on by each directly with the other without the intervention of any brokers or finders and that no broker or finder is entitled to a fee in connection with the sale of the Common Stock. RCG and Consulting each agree to indemnify and hold the other harmless from and against any and all loss, cost, damage, claim, and expense which the other may sustain or which may be asserted against the other by reason of any claim for compensation by any person, firm or corporation, introduced by or arising from any relationship with the indemnifying party in connection with the transactions contemplated by this Agreement.

13. Notices.

Any notice sent hereunder shall be in writing, sent by certified mail, return receipt requested, facsimile transmission between the hours of 9:00 A.M. and 5:30 P.M., New York City time, or delivered in person, addressed as follows, or to such other address as either party may notify the other in accordance with the provisions hereof:

      (a)   to RCG, at Park Avenue Plaza, New York, New York, 10055 Attention:
            Lowell C. Freiberg, fax number (212) 909-1864.

      (b)   to Consulting, at the address on page 1 hereof, Attention:
            Henri-Claude Bailly, fax number (703) 351-0344.

14.     Knowledge.

For purposes of this Agreement, information shall not be deemed within the "knowledge of", "known to" or "known by" (a) the Company, if the only persons at the Company who know such information are Joseph P. Lucas and/or Frederick M. Schriever (and the references in the first parenthetical phrases in Sections 6(b) and 6(c)(B) to any officer, director or employee of the Company shall exclude Messrs. Lucas and Schriever) or (b) RCG, if the only persons at RCG who know such information are persons (other than Messrs. Lucas and Schriever) who are also officers, directors or employees of the Company.

15. Entire Agreement, Governing Law, Counterparts, Assignment.

      (a) This Agreement (including the Schedules and Exhibits annexed hereto) constitutes the entire Agreement between the parties hereto and there are no terms other than those contained herein. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto.

      (b) This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of law, including but not limited to matters of construction, validity and performance.

      (c) This Agreement may be executed in one or more counterparts each of which shall be an original, but all of which shall be deemed to be one and the same instrument. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

      (d) This Agreement shall not be assignable by either party hereto except as herein specifically provided. Consulting shall be permitted to assign its rights hereunder to any corporation controlled by Hagler, provided that notwithstanding any such assignment Consulting shall remain liable to perform all obligations required to be preformed hereunder and such assignee shall specifically agree to be similarly bound. Nothing in this Agreement is intended to confer upon any person, other than the parties hereto, and their successors and assigns any rights or remedies under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RCG INTERNATIONAL, INC.                     HAGLER BAILLY CONSULTING, INC.


By:  /s/ Dennis J. O'Leary                  By:   /s/ Daniel M. Rouse
     ---------------------                     ---------------------------------
NAME:  Dennis J. O'Leary                    NAME:  Daniel M. Rouse
TITLE: Vice President                       TITLE: Chief Financial Officer

                                    EXHIBITS


A.      Bridge Note

B.      Consulting Note

C.      List of Guaranties

D.      Payroll Services

E.      Tax Note

F.      Tax Note Guaranty

                                                                       EXHIBIT A

                         HAGLER BAILLY CONSULTING, INC.
                          Senior Note due June 29, 1995

$431,280                                                      New York, New York
                                                                    May 25, 1995

FOR VALUE RECEIVED, Hagler Bailly Consulting, Inc., ("Consulting"), a Delaware corporation, promises to pay on June 29, 1995, RCG International, Inc. ("Holder") or order, the principal sum of FOUR HUNDRED THIRTY-ONE THOUSAND TWO HUNDRED EIGHTY DOLLARS ($431,280), with interest thereon payable from June 5, 1995 until paid at a rate of 10% per annum. All interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days. All indebtedness outstanding following maturity shall bear interest at the rate of 13% per annum. Payments of principal and interest shall be made in lawful money of the United States of America at the principal office of Holder at 111 West 40th Street, New York, New York 1001 8 or at such other address as Holder may have from time to time furnished Consulting in writing. Consulting shall have the right to prepay this Note in whole or in part at any time.

Following the failure of Consulting to make payment hereunder, Holder may proceed to protect and enforce its rights either by suit in equity and/or by action at law, or by other appropriate proceedings, and Consulting shall pay and reimburse Holder for all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Holder in connection with its exercise of any of its rights and remedies hereunder or under the Assignment of Subscription Agreements referred to below. Consulting hereby waives presentment, demand, notice of protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. Neither the exercise of, nor the failure to exercise, any right hereunder or under the Assignment of Subscription Agreements referred to below, shall waive the right to exercise any such right thereafter.

This Note has been delivered in New York, New York, and shall be governed by and construed in accordance with the laws of the State of New York. Wherever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

This Note is entitled to the benefits of the Assignment of Subscription Agreement Rights dated as of May 25, 1995 between Consulting and Holder.

IN WITNESS WHEREOF, Consulting has executed this Note as of the day and year first above written.


                                            HAGLER BAILLY CONSULTING, INC.


                                            By:________________________________
                                            Name:
                                            Title:

                                                                       EXHIBIT B

      This instrument is subject to an lntercreditor and Subordination Agreement dated as of May 25, 1995, as the same may be amended from time to time, among Hagler Bailly Consulting, Inc., RCG International, Inc. and State Street Bank and Trust Company, which, among other things, subordinates the maker's obligations to the payee to the maker's obligations to the holder of Senior indebtedness as defined in said Agreement.

                         HAGLER BAILLY CONSULTING, INC.
                     9.5% SUBORDINATED NOTE DUE MAY 15, 2001

$4,650,000                                                   New York, New York
                                                                   May 25, 1995

      FOR VALUE RECEIVED, Hagler Bailly Consulting, Inc. (the "Company"), a Delaware corporation, promises to pay on May 15, 2001, RCG International, Inc. ("Holder") or order, the principal amount of FOUR MILLION SIX HUNDRED FIFTY THOUSAND DOLLARS ($4,650,000), or, if less, the aggregate unpaid principal amount then outstanding under this Note. The Company promises to pay interest (computed on a 360-day year, 30-day month basis) on the unpaid balance of such principal amount from May 25, 1995, payable in semi-annual installments on each May 15, and November 15, after the date of this Note, at the rate of 9.5% per annum until such principal amount shall become due and payable (whether at stated maturity or by prepayment or declaration or otherwise), and to pay interest on any overdue principal and (to the extent permitted by applicable law) on any overdue interest at the rate of 12.5% per annum until paid. Payments of principal and interest shall be made in lawful money of the United States of America at the principal office of Holder at 111 West 40th Street, New York, New York 10018 or at such other address as Holder may have from time to time furnished the Company in writing.

1.Prepayment of Notes. The Company may, at its option, upon notice as provided in the succeeding sentence, prepay at any time all or from time to time any part of the Note, at the principal amount so prepaid, together with interest thereon accrued to date of such prepayment. The Company will give written notice of each prepayment to the Holder not less than five (5) days prior to the date fixed for such prepayment, specifying (a) the date of prepayment, (b) the aggregate principal amount to be prepaid on such date and (c) the aggregate amount of accrued interest payable on such prepayment.

2.Taxes. All payments by the Company of principal of, and interest on, this Note and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, duties, fees, withholdings or other charges of any nature whatsoever imposed by any taxing authority.

3.Accounting; Financial Statements and Other Information. The Company will maintain and cause each of its Subsidiaries to maintain a uniform system of accounting established and administered in accordance with generally accepted accounting principles ("GAAP"). The Company will deliver to Holder:

                  (a) as soon as practicable after the end of each of the first three quarterly fiscal periods of each fiscal year of Hagler, and in any event within 45 days thereafter, consolidating and consolidated balance sheets of Hagler and its Subsidiaries as at the end of such period and consolidating and consolidated statements of income and of cash flows of the Company and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the portion of the current fiscal year to the end of such period, all in reasonable detail and certified by the principal financial officer of the Company as being complete and as fairly presenting, in accordance with GAAP, the financial position of Hagler and its Subsidiaries and results of their operations for the period then ended, subject only to changes resulting from year-end audit adjustments;

                  (b) as soon as practicable after the end of each fiscal year of Hagler, and in any event within 90 days thereafter, consolidating and consolidated balance sheets of Hagler and its Subsidiaries as at the end of such year and consolidating and consolidated statements of income and of cash flows of Hagler and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and, in the case of such consolidated statements, accompanied by the report and opinion thereon of independent public accountants of recognized national standing selected by Hagler and reasonably acceptable to Holder, which opinion shall be prepared in accordance with generally accepted auditing standards and shall be based upon an examination by such accountants of the accounts of Hagler and all of its Subsidiaries;

                  (c) together with each delivery of financial statements referred to in subdivisions (a) and (b) above, an Officer's Certificate of the Company (i) stating that each of the signers has reviewed the relevant terms of this Note and has made, or caused to be made under his supervision, an adequate review of the transactions and condition of Hagler and its Subsidiaries during the fiscal period covered by such financial statements, (ii) stating that such review has not disclosed the existence during such period nor does such signer have knowledge of the existence, as at the date of such certificate, of any Default, or, if any Default existed or exists, specifying the nature and period of existence thereof and the action the Company has taken or is taking or proposes to take with respect thereto, and (iii) setting forth and demonstrating in reasonable detail compliance during and at the end of such period with the financial and restricted payment covenants contained in this Note;

                  (d) together with each delivery of financial statements referred to in subdivision (b) above, a certificate by the independent public accountants reporting on such financial statements (provided that such accountants shall not be required to go beyond normal auditing procedures to make such statement) (i) briefly setting forth the scope of their examination (which shall have been made in accordance with generally accepted auditing standards) and stating that in their judgment such examination is sufficient to enable them to render such certificate, (ii) stating whether or not their examination has disclosed the existence of any Default and, if so, specifying the nature and period of existence thereof, and (iii) covering the matters referred to in clause (iii) of subdivision (c) above with respect to the fiscal year covered by such financial statements;

                  (e) promptly upon receipt thereof, copies of all reports, if any, submitted to the Company by independent accountants in connection with each annual or interim audit of the books of the Company or any of its Subsidiaries made by such accountants;

                  (f) prompt written notice of (i) any litigation involving a claim of more than $200,000 against the Company or any of its Subsidiaries, or (ii) any matter which, in the opinion of the Company, might have a materially adverse effect on the operations, business condition (financial or otherwise), affairs or prospects of the Company or any of its Subsidiaries (a "Material Adverse Effect");

                  (g) forthwith upon any officer of the Company obtaining knowledge of any Default or any Event of Default, a certificate of such officer specifying the nature and period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto;

                  (h) concurrently with the transmittal thereof, copies of all information provided under Section 5.1 of the Credit Agreement; and

                  (i) as soon as practicable, all such other information and data with respect to the business, affairs or condition of the Company or any of its Subsidiaries as from time to time may reasonably be requested by Holder.

4.Inspection. The Company will permit any authorized representative designated by Holder to visit and inspect, at the Company's expense (provided that not more than two such inspections shall be paid for in any year unless there has occurred a Default), any of the properties of the Company or any of its Subsidiaries, including its and their books (and to make copies thereof or extracts therefrom), and to discuss its and their affairs, finances and accounts with its and their officers, all at such reasonable times and as often as may reasonably be requested by Holder.

5.Maintenance of Corporate Existence, etc. The Company will preserve its corporate existence, franchises, privileges and right to do business, and those of each of its Subsidiaries.

6.Payment of Impositions, etc. The Company will and will cause each Subsidiary to promptly pay or cause to be paid all Impositions before the same become delinquent, except where contested in good faith, by proper proceedings pursuant to which collection from the Company of such Imposition is suspended, if adequate reserves therefor have been established on the books of the Company or such Subsidiary, as the case may be, in accordance with and to the extent required by GAAP, and where non-payment will not have, individually or in the aggregate, a Material Adverse Effect.

7.Compliance with Legal and Insurance Requirements, etc. The Company at its expense will, and will cause each of its Subsidiaries to, promptly (a) comply with all Legal Requirements and Insurance Requirements and (b) procure, maintain and comply with all permits, licenses and other authorizations material to the proper operation of their respective properties and businesses.

8.Insurance of Properties and Business. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to the properties and business of the Company and its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or a similar business and similarly situated, in such amounts and by such methods as shall be deemed adequate by the Board of Directors of the Company and acceptable to Holder. All insurance shall provide that no cancellation, reduction in amount or change in coverage shall be effective until thirty (30) days after receipt by Holder of written notice thereof.

9.Insurance on Life of Principal Officer. So long as Henri-Claude Bailly shall be an officer of the Company, the Company will maintain (with Chubb LifeAmerica Insurance Company or other insurers satisfactory to Holder) life insurance on his life with the Company named as beneficiary, in the amount of $2,000,000.

10.Conduct of Business. The Company will carry on its business and will cause the business of its Subsidiaries to be carried on in an efficient manner and will not engage or permit any of its Subsidiaries to engage in any business other than businesses engaged in by the Company on the date of this Note, and in activities substantially similar or related thereto.

11.Employment Agreement. The Company will not (a) materially amend, modify, waive any provision of, or consent to any action under, such of the terms and conditions of the Employment Agreement as relate to compensation, duties, non-competition and non-interference or (b) terminate the Employment Agreement without the prior written consent of Holder.

12.Mortgages, Liens, etc. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any mortgage, lien, charge or encumbrance on or security interest in or pledge of or conditional sale or other title retention agreement with respect to any property or asset now owned or hereafter acquired by the Company or such Subsidiary, or any Indebtedness or liability of the Company or any of its Subsidiaries, provided that the foregoing restrictions shall not prohibit:

                  (a) liens for Impositions the payment of which is not at the time required by Section 6;

                  (b) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of bids, tenders, statutory obligations, surety and appeal bonds, payment and performance bonds, completion bonds, return-of-money bonds and other similar obligations (not incurred in connection with the borrowing of money or the obtaining of advances or credit);

                  (c) liens on assets of the Company and/or its Subsidiaries created under the Credit Agreement or the Security Documents referred to therein;

                  (d) in the case of the issued and outstanding capital stock of any Subsidiary owned by the Company, the pledge thereof pursuant to the Credit Agreement; and

                  (e) in the case of any equipment or other similar personal property acquired by the Company or any Subsidiary and having an unpaid purchase price of no more than $500,000 ($700,000, if and to the extent of the Contingent Obligation under the HBRS Transaction), individually or in the aggregate, liens (such term to include security interests and conditional sale and other title retention agreements) created to finance the acquisition of such personal property, provided that each such lien shall at all times be confined solely to the items of personal property so acquired and shall at no time confer on the holder of such lien any right in respect of any other property of the Company or any Subsidiary.

            13. Investments.

            (a) Except as provided in paragraphs (b) and (c) below, the Company will not, and will not permit any Subsidiary to, directly or indirectly make or own any Investment, except that the Company or any Subsidiary may make and own Investments consisting of (i) marketable direct obligations of the United States of America, (ii) certificates of deposit or other obligations of banks organized and existing under the laws of the United States of America and having capital and surplus and undivided profits of at least $500,000,000, and (iii) commercial paper issued by a corporation organized under the laws of any state of the United States or of the District of Columbia and rated at least A-1 by S&P or P-1 by Moody's, provided that all such investments shall mature within a period of nine (9) months from the date when made and, provided further that the Company may make aggregate Investments in the Common Stock of direct Wholly-Owned Subsidiaries of the Company not to exceed $100,000.

            (b) The Company shall be permitted to make and own Investments in HB Capital, Inc. so long as the aggregate amount of such investments shall not exceed $600,000 and HB Capital, Inc. shall have unconditionally guaranteed the payment of this Note pursuant to a guaranty agreement satisfactory in form and substance to Holder (such guaranty shall be permitted to terminate if there is no Default and the Company no longer makes or owns any investment in HB Capital, Inc.).

            (c) The Company shall be permitted to make and own Investments in the form of loans or advances to officers or employees of the Company made in the ordinary course of business and consistent with past practice so long as the aggregate outstanding amount of all such investments does not exceed $200,000. The Company shall also be permitted to make advances in the ordinary course of business and consistent with past practices to officers and employees for travel and similar reimbursable business expenses to be incurred by such officer or employee.

            14. Indebtedness and Contingent Obligations, etc. The Company will not, and will not permit any Subsidiary to, directly or indirectly create or suffer to exist any Indebtedness; provided that nothing contained in this
Section 14 shall prohibit the Company from incurring the Indebtedness created by this Note, the Bridge Note (as defined and issued pursuant to the Purchase Agreement), the Virginia Lease (as defined below) or the Credit Agreement or Indebtedness incurred in connection with the purchase of personal property or equipment in an aggregate outstanding amount not to exceed $500,000, which Indebtedness is non-recourse except as to such property or equipment or the Contingent Obligation of the Company in an aggregate amount not to exceed $200,000 arising from the purchase of assets from HBRS, Inc. pursuant to an asset purchase agreement, executed effective as of April 1, 1995 (the "HBRS" Transaction"). The Company will not amend, modify, waive any provision of, consent to any action under, or extend the Company's lease (the "Virginia Lease") on its Arlington, Virginia headquarters without the prior written consent of Holder.

            15. Restricted Payments. The Company will not directly or indirectly declare, order, pay or make or set apart any sum or property for any Restricted Payment, except for (a) the declaration and payment on or before May 31, 1995, of a dividend in-kind consisting of the capital stock of HB Capital, Inc., the value of which does not exceed $100 and (b) payments in any fiscal year of the Company in an aggregate amount necessary to enable Hagler to make its then required payments under the Stockholders Agreement, provided that such payments do not exceed amounts allowed to be paid under Section 8 of the Stockholders Agreement and at the time of payment thereof and after giving effect thereto, no Default shall exist.

            16. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into any transaction with any Affiliate except for: (a) transactions (other than transactions constituting Investments in HB Capital, Inc. or loans or advances permitted by
Section 13(c) above) in the ordinary course of business on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those which might be obtained at the time from Persons who are not Affiliates and (b) salaries and other employee compensation, provided that if the Company fails to pay when due any amounts owed under this Note, the Credit Agreement or the Virginia Lease, then, so long as such failure to pay continues, salaries and other compensation of officers and d i rectors of the Company or any Subsidiary shall not increase in the aggregate without the written consent of Holder; provided that increases required pursuant to the Employment Agreement shall be permitted but shall be included in determining amounts available hereunder.

            17. Disposal of Indebtedness of Securities or Subsidiaries, etc. The Company will not

                  (a) directly or indirectly sell, assign, pledge or otherwise transfer any Indebtedness or claim against or any stock or other securities of (or options to acquire stock or other securities of) any Subsidiary except as required by the Credit Agreement; or

                  (b) permit any Subsidiary directly or indirectly to own or hold any Indebtedness of or claim against the Company or any other Subsidiary, or any stock or other securities of (or options to acquire stock or other securities) of any other Subsidiary; or

                  (c) permit any Subsidiary directly or indirectly to issue or sell any shares of its stock or any other securities except to the Company.

            18. Sale, Consolidation, Merger, etc. The Company will not, and will not permit any Subsidiary to (other than as contemplated by the Purchase Agreement), directly or indirectly,

                  (a) sell, lease or otherwise dispose of all or substantially all of its properties or assets; or

                  (b) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into it, except that a Subsidiary may be consolidated with or merged into the Company or a Wholly-Owned Subsidiary, if the Company or such Wholly-Owned Subsidiary, as the case may be, shall be the surviving corporation; or

                  (c) sell, lease or otherwise dispose of any of its properties or assets otherwise than in the ordinary course of business.

            19. Financial Covenants. The Company shall comply with the financial covenants contained in Section 7 of the Credit Agreement, notwithstanding termination of the Credit Agreement, provided that in the event that any provision of Section 7 of the Credit Agreement is waived (or amended in a manner which has the effect of being a waiver, i.e., such amendment is not modifying future compliance with the Credit Agreement) and the Company has certified to Holder that no consideration has been offered or given by the Company or Hagler to the person consenting to such waiver or amendment in order to obtain such waiver or amendment and has requested Holder to consent in writing to such waiver (or such amendment) under this Section 19, then Holder will not unreasonably withhold its consent to such request.

            20. Replacement of Notes. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such mutilation, upon surrender of such Note to the Company for cancellation, and in the case of loss, an agreement of indemnity by Holder, the Company at its expense will execute and deliver, in lieu thereof, a new Note of like tenor, dated the date to which interest on such lost, stolen, destroyed or mutilated Note has been paid.

            21. Events of Default; Declaration of Note Due. If one or more of the following events ("Events of Default") shall occur:

                  (a) if any principal of this Note shall not be paid when due, whether at stated maturity or by prepayment or otherwise; or

                  (b) if any interest on this Note shall not be paid for more than 5 days after such interest shall have become due; or

                  (c) if the Company shall fail to perform or comply with any term of Sections 11 to 19, inclusive, of this Note for a period of 15 days; or

                  (d) if, without the written consent of Holder, which consent shall not be unreasonably withheld, the Company shall (i) amend, or receive under the Credit Agreement any waiver or modification of, the amortization schedule contained in the Credit Agreement, or (ii) fail to make such amortization payments when due (or within 90 days of the date provided for in the Credit Agreement, provided that acceptance of such late payment by State Street Bank and Trust Company shall not be deemed a waiver under clause (i) above); or

                  (e) if the Company shall fail to perform or comply with (i)
            any term of this Note required to be performed or complied with by it (other than those referred to above in this Section 21) or (ii) any covenant contained in the Purchase Agreement and such failure shall continue for more than 15 days after written notice thereof shall have been given to the Company by Holder; or

                  (f) if any representation or warranty of the Company contained in this Note or made in the Purchase Agreement shall prove to have been incorrect in any material respect as of the date on which made; or

                  (g) if, other than as provided in clause (d) above, (i) the
            Company or any Subsidiary shall default (as principal or guarantor or other surety) in the payment of any principal of or premium, if any, or interest on the Indebtedness evidenced by the Credit Agreement or any other Indebtedness; or the Company or any Subsidiary shall default with respect to any term of any evidence of any such Indebtedness or of any mortgage, indenture or other agreement relating thereto, and (ii) such default shall continue for more than the period of grace, if any, provided with respect thereto and, except with respect to payment, shall not have been effectively waived; or

                  (h) if Hagler, the Company or any Subsidiary shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall not generally be paying its debts as they become due, or shall file a petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file a petition or answer seeking for itself, or consenting to, or acquiescing in, any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or not contesting the material allegations of a petition filed against it in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Hagler, the Company or such Subsidiary or any material part of its properties; or

                  (i) if, within 30 days after the commencement of any
            proceeding against the Company or any Subsidiary seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or if, within 30 days after the appointment without the consent or acquiescence of Hagler, the Company or any Subsidiary, of any trustee, receiver or liquidator of Hagler, the Company or such Subsidiary or of any substantial part of its properties, such appointment shall not have been vacated; or

                  (j) if Hagler, the Company or their respective directors or stockholders shall take any action looking to the dissolution or liquidation of Hagler or the Company; or

                  (k) if a final judgment which, with other then outstanding final judgments against the Company and its Subsidiaries, exceeds an aggregate of $200,000 shall be rendered against the Company or any Subsidiary, and if, within 15 days after the entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal or if, within 15 days after the expiration of any such stay, such judgment shall not have been discharged; or

                  (l) a Change in Control shall have occurred; or

                  (m) Mr. Henri-Claude Bailly shall fail to own 75% of the
            number of shares of Common Stock of Hagler owned by him on the date of this Note (without giving effect to any stock split or other corporate event pursuant to which such number is increased or decreased) or shall cease to be the chief executive officer of the Company (other than by death or disability, so long as a successor acceptable to Holder shall serve in his stead); or

                  (n) if Hagler shall fail to perform any of its obligations under the Lease Guaranty;

then, and in any such event, Holder may at any time at its option, by written notice to the Company, declare this Note to be due and payable, whereupon the same shall forthwith become due and payable, together with interest accrued hereon, without presentment, demand, protest or notice, all of which are hereby waived; provided that upon the occurrence of any of the events described in clause (h), (i) or (j) of this Section 21, this Note shall automatically be and become due and payable, together with interest accrued hereon, without presentment, demand, protest or notice, all of which are hereby waived.

            22. Remedies on Default, etc. In case any one or more Events of Default shall have occurred and shall be continuing, the Holder may proceed to protect and enforce its rights by a suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any agreement contained in this Note, or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any right, power or remedy granted thereby or by law, equity, statute or otherwise. In the case of a Default in the payment of any principal of or interest on the Note, the Company will pay to the Holder such further amount as shall be sufficient to cover the cost and expense of collection, including, without limitation, reasonable attorneys' fees. No course of dealing and no delay on the part of the Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice the Holder's rights, powers or remedies. No right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

            23. Subordination. The indebtedness evidenced by this Note is subordinate and junior in right of payment to the extent set forth in the Intercreditor and Subordination Agreement referred to in the legend at the top hereof.

            24. Definitions. As used herein the following terms have the following respective meanings:

            Affiliate: (a) Messrs. Bailly and Yokell (b) any Person owning or controlling 5% or more of any class of stock or similar interests of Hagler or any Subsidiary, (c) any spouse of any such Person, (d) any relative (within the third degree) of any such Person or spouse, (e) any corporation, association, partnership or other business entity in which any such Person or spouse or relative has a substantial interest (including in the case of a partnership, any general partnership interest), direct or indirect, and (f) any corporation, association, partnership or other business entity, other than a Subsidiary, 5% or more of any class of stock or similar interests, or in the case of a partnership, the general partnership interest, of which is owned or controlled by Hagler or any Subsidiary.

            Change in Control: (a) after an initial public offering of stock of Hagler, any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Management Group, is or becomes "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the common stock of Hagler on a fully diluted basis; or

            (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Hagler or the Company (together with any new or replacement directors whose election by such Board or whose nomination for election by the shareholders of Hagler or the Company was approved by a vote of two-thirds of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Hagler or the Company then in office.

            Common Stock: stock of any class or classes (however designated) the holders of which are ordinarily entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association or other entity in question.

            Contingent Obligation: means, relative to any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness, obligation of other liability guaranteed thereby.

            Credit Agreement: means the Credit Agreement, dated May 17, 1995, between Consulting and State Street Bank and Trust Company, as in effect on the Closing Date (as such term is defined in the Purchase Agreement) except that, solely for purposes of Section 17(a) above, it shall mean as amended from time to time.

            Default: any condition or event which constitutes or which, after notice or lapse of time or both, would constitute an Event of Default and which has not been fully cured or duly waived.

            Employment Agreement: means the agreement, dated as of May 25, 1995, between the Company and Henri-Claude Bailly as in effect on the Closing Date (as such term is defined in the Purchase Agreement), except the term "Employment Agreement" shall also include any amendments thereafter made in accordance with
Section 11 hereof.

            Event of Default: the meaning specified in Section 21 of this Note.

            GAAP: the meaning specified in Section 3 of this Note.

            Hagler: Hagler Bailly, Inc. and any successor thereto.

            Impositions: all taxes, fees, duties, withholdings, assessments (including, without limitation, all assessments for public improvements or benefits), levies, and other charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character (including all penalties or interest thereon), which at any time may be assessed, levied, confirmed or imposed on or in respect of or be a lien upon the Company or any of its Subsidiaries or any of its or their respective properties, assets, income or profits.

            Indebtedness: as applied to any Person, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all obligations of such Person for the payment of money evidenced by notes, bonds, debentures or similar instruments, (c) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person, (d) all indebtedness secured by any mortgage, pledge, security interest, lien or conditional sale or other title retention agreement existing on any property or asset owned or acquired by such Person subject thereto, whether or not such indebtedness shall have been assumed and whether or not the remedies of the Persons entitled to payment of such indebtedness are limited upon default to repossession of such property, and (e) all Contingent Obligations of such Person. The term "Indebtedness" shall not include leases which under generally accepted accounting principles are not required to be capitalized, but shall include the Virginia Lease.

            Insurance Requirements: all terms of each insurance policy and requirements of the issuers of all such policies applicable to or affecting the Company or any Subsidiary or any properties of the Company or any Subsidiary, or any business conducted by the Company or any Subsidiary.

            Investment: any direct or indirect purchase or other acquisition of stock or other securities of any Person, any direct or indirect loan, advance or capital contribution to any Person, and any direct or indirect purchase or other acquisition of any property or asset other than those acquired by such Person in the ordinary course of its business.

            Legal Requirements: all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments, departments, commissions, boards, courts, authorities, agencies, officials and officers, foreseen or unforeseen, ordinary or extraordinary, which now or at any time hereafter may be applicable to the Company or any Subsidiary or any properties of the Company or any Subsidiary.

            Lease Guaranty: the Lease Guaranty, dated as of May 25, 1995, by Hagler for the benefit of Holder, as such Lease Guaranty may from time to time be amended or modified.

            Management Group: Messrs. Bailly, Yokell, Armstrong, Ciliano, Poirier, Rouse, Rowe, Steinbergh and Streicher.

            Material Adverse Effect: the meaning specified in Section 3(f).

            Officer's Certificate: as applied to any Person, a certificate executed on behalf of such Person by its President or one of its Vice Presidents or its Controller.

            Person: a corporation, an association, a partnership, an organization, a business, an individual or a government or political subdivision thereof or any governmental agency.

            Purchase Agreement: the sale agreement, dated as of May 25, 1995, between RCG International, Inc. and the Company.

            Restricted Payment: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Company now or hereafter outstanding, or (b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of stock of the Company now or hereafter outstanding (or any warrants, rights or options to purchase any such stock) or (c) any payment by the Company on behalf of Hagler, or any payment to Hagler or any member of the Management Group for services rendered to the Company or any Subsidiary other than, in the case of members of the Management Group, payment permitted under Section 16 (b) above.

            Stockholder Agreement: the Stockholders Agreement, dated as of May 15, 1995, among Hagler and its Stockholders as in effect on the Closing Date (as such term is defined in the Purchase Agreement).

            Subsidiary: any corporation, association or other business entity a majority (by number of votes) of the voting stock or Common Stock of which is at the time owned or controlled, directly or indirectly, by the Company.

            Wholly-Owned Subsidiary: any Subsidiary all of the outstanding shares of each class of stock of which are at the time owned directly by the Company.

            25. Indemnification. The Company hereby indemnifies, exonerates and holds the Holder and its officers, directors and employees (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them (except as a. result of such person's gross negligence or willful misconduct as determined by a final, unappealable decision of a court of competent jurisdiction) as a result of, or arising out of, or relating to

                        (a) the transaction contemplated by the Purchase Agreement,

                        (b) the entering into and performance of this Note by the Holder, or

                        (c) enforcement of the Holder's rights or remedies under this Note or the collection of any amounts payable hereunder.

            26. Notices, etc. All notices and other communications hereunder shall be in writing and shall be delivered faxed or mailed by first class mail, postage prepaid, addressed If to the Holder, at 111 West 40th Street, New York, New York 10018 Attention: President, fax number (212) 768-7811 with a copy to Reliance Group Holdings, Inc., Park Avenue Plaza, New York, New York 10055,
Attention: Lowell C. Freiberg, fax number (212) 909-1864, and if the Company at 1530 Wilson Boulevard, Suite 900 Arlington, Virginia 22209-2406 or to such other address as Holder or the Company may notify the other in accordance with the provisions hereof.

            27. Amendment. No amendment or waiver of any provision of this Note, nor consent to any departure by the Company herefrom, shall in any event be effective unless the same shall be in writing and signed by the Company and the Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            28. Miscellaneous. This Note shall be binding upon the Company and its successors and assigns and shall inure to the benefit of and be enforceable by the Holder. This Note shall be construed and enforced in accordance with and governed by the laws of the State of New York (without giving effects to the conflicts of law principles thereof). The headings in this Note are for purposes of reference only and shall not limit or define the meaning hereof.

                                            HAGLER BAILLY CONSULTING, INC.


                                            By: ______________________________
                                            Title:

                                    EXHIBIT C

All Welfare Benefit Plans of the Company
Profit-Sharing Plan of the Company
401 (K) Plan of the Company
Virginia Lease
Automobile Insurance
General Liability Insurance
Workers Compensation

                                    EXHIBIT D

                                Payroll Services

Services Provided

        Preparation of input based on Consulting submissions, reconciliation of the output, mailing quarterly payroll, tax processing and annual payroll tax processing.

Term

      RCG will provide to Consulting the services described above for the fifteen pay periods remaining in 1995


Cost

        The cost to Consulting for the payroll services to be provided by RCG to Consulting hereunder shall be $18,000 plus the actual costs for ADP, postage and other expenses incurred by RCG.

                                    EXHIBIT E

                         HAGLER BAILLY CONSULTING, INC.
                            Floating Rate Senior Note

$[        ]                                                  New York, New York
                                                                 January 1, 1996

FOR VALUE RECEIVED, Hagler Bailly Consulting, Inc., ("Consulting"), a Delaware corporation, promises to pay on December 31, 1996, RCG International, Inc. ("Holder") or order, the principal sum of [to be determined pursuant to Section 8(g)(iii) of the Sale Agreement dated as of May 25, 1995, between Consulting and Holder] ($____________) or, if less than such amount, the aggregate unpaid principal amount outstanding under this Note on such date. Interest shall be payable on the principal amount outstanding from time to time, from the date hereof until paid at a rate of Prime + 2% per annum on the last business day of each month during the term hereof and on the final day when the principal amount hereof becomes due or is paid. Principal payments shall be made in equal monthly installments on the last business day of each month. All interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days. All indebtedness outstanding following maturity shall bear interest at the rate of Prime + 5% per annum. Payments of principal and interest shall be made in lawful money of the United States of America at the principal office of Holder at 111 West 40th Street, New York, New York 10018 or at such other address as Holder may have from time to time furnished Consulting in writing. Consulting shall have the right to prepay this Note in whole or in part at any time.

For purposes hereof, "Prime" shall mean, at any time, the rate per annum then announced by Chemical Bank, New York, New York as its reference rate.

Following the failure of Consulting to make payment hereunder, Holder may proceed to protect and enforce its rights either by suit in equity and/or by action at law, or by other appropriate proceedings, and Consulting shall pay and reimburse Holder for all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Holder in connection with its exercise of any of its rights and remedies hereunder. Consulting hereby waives presentment, demand, notice of protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. Neither the exercise of, nor the failure to exercise, any right hereunder shall waive the right to exercise any such right thereafter.

This Note has been delivered in New York, New York, and shall be governed by and construed in accordance with the laws of the State of New York. Wherever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

IN WITNESS WHEREOF, Consulting has executed this Note as of the day and year first above written.

                                            HAGLER, BAILLY CONSULTING, INC.


                                            By:________________________________
                                            Name:
                                            Title:

EXHIBIT E-1

                                    GUARANTY

The undersigned (the "Guarantor"), for value received hereby, irrevocably and unconditionally guarantees to the holder of this Note the due and punctual payment of the principal of and interest on this Note, when the same shall become due and payable. Such guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from Hagler Bailly Consulting, Inc. or upon any other condition or contingency.

The Guarantor hereby waives acceptance of this guaranty. The Guarantor further waives any presentment, demand, protest or notice (including, without limitation, all notices required by statute, rule of law or otherwise to preserve rights against the Guarantor hereunder) of any kind.

The Guarantor hereby agrees that its obligations hereunder shall not be subject to any counterclaims, set-off, deduction or defense based upon any claim that the Guarantor may have against the holder of this Note (except the defense that the Note has been previously repaid in full in cash by Consulting).

This guaranty shall be binding upon the successors, assigns, heirs and representatives of the Guarantor and shall be governed by and construed and enforced in accordance with the laws of New York, and no defense given or allowed by the laws of any other state or country shall be interposed in any action thereon unless such defense is also given or allowed by the laws of New York.

Dated: January 1, 1996


                                             HAGLER BAILLY, INC.


                                             By:______________________________
                                             Name:
                                             Title:

                                 SCHEDULE 4(h)1
                                   Litigation

1. RCG/Hagler, Bailly, Inc. vs. Calderon Energy Company and Albert Calderon/Calderon Energy Company vs. RCG/ Hagler, Bailly, Inc. & Michael Yokell

2.    Rosen-Wood vs. RCG/Hagler, Bailly, Inc.

3.    Richard Voegtle v. RCG/Hagler, Bailly, Inc.

4.    Narvin Gray-state EEOC action.


-------------
     1 Inclusion of litigation on the Schedule 4(h) is not an admission that it is material.

                                 SCHEDULE 4(i)1
                           Related Party Transactions


1. Virginia Lease

2. Accounting, Legal, Financial Reporting, Payroll and Tax Advice or Services


--------------
     1 Inclusion of litigation on the Schedule 4(h) is not an admission that it is material.

                                  SCHEDULE 5(e)
                                   Disclosure

See attached materials marked Schedule 5(e)-1.

                                 SCHEDULE (e)-l

FINANCIAL STATEMENTS AND FINANCIAL REPORTS

BALANCE SHEETS AND INCOME STATEMENTS PAST THREE CALENDAR YEARS AND FOUR MONTHS ENDED APRIL 30, 1995

FORECASTS (DIFFERING SCENARIOS) THROUGH THE YEAR (CALENDAR) 2001

SCHEDULES OF INVESTOR CONTRIBUTIONS, SOURCES OF EQUITY AND INITIAL SHARES BACKLOGS, BY MONTH, FROM AUGUST, 1994 THROUGH MARCH 31, 1995

PIPELINE ANALYSES (INCLUDING BIDS/PROPOSALS), AS OF MARCH, 1995 AND APRIL, 1995

SUMMARY OF CONTRACT COSTS AND REVENUE (CSR) REPORTS DETAILED GENERAL LEDGERS, CUMULATIVE, FOR PAST 3 CALENDAR YEARS AND FOR THE FOUR MONTHS ENDED APRIL 30, 1995

SUB-LEDGER SUMMARY OF FIXED ASSETS AND RESERVES

SCHEDULES OF ACCOUNTS RECEIVABLE, PERIODIC, OVER THE PAST THREE YEARS AND SEMI-MONTHLY FROM DECEMBER 31, 1994

ANALYSIS OF TRENDS IN A/R AND BORROWING BASE COMPUTATIONS (PRO FORMA)

FINANCIAL TRENDS, HIGHLIGHTS AND OTHER STATISTICAL DATA FOR THE PAST TEN YEARS

HISTORICAL PURCHASE, ACQUISITION DATA AND ROI CALCULATIONS

ALL WORKPAPERS, AND ANALYSIS FOR THE PAST THREE CALENDAR YEARS AND THE THREE MONTHS ENDED MARCH 31, 1995, AS A PART OF THE NORMAL RECORDS AND WORKPAPERS MAINTAINED BY THE COMPANY

CASH FLOW FORECASTS BY MONTH THROUGH 2001

HBRS ACQUISITION DOCUMENTS INCLUDING FINANCIALS AND LISTED ASSUMED ASSETS AND LIABILITIES

                                  SCHEDULE 5(e)
                             Material Adverse Change

See attached materials marked Schedule 5(e)-2.

                                                               SCHEDULE 5(e)-2


--------------------------------------------------------------------------------
RCG/Hagler, Bailly, Inc.
--------------------------------------------------------------------------------
1530 Wilson Boulevard Suite 900                             Henri-Claude Bailly
Arlington, VA  22209-2406                                 Chairman of the Board
(703) 351-0300
Telex: 710-522-1150; Fax: 703-351-0342

May 11, 1995

VIA TELECOPY

Ms. Linda A. Moulton
Vice President
State Street Bank and Trust Company
225 Franklin Street
Boston, MA  02110-2804

Mr. Lowell C. Freiberg
Senior Vice President
 and Chief Financial Officer
Reliance Group Holdings, Inc.
55 East 52nd Street
New York, NY  10055

Dear Linda and Lowell:

In the spirit of the covenants that are likely to be included in the final Credit Agreement and Subordinated Note we have been negotiating with you, the purpose of this letter is to inform you of some recent developments concerning the U.S. Agency for International Development (USAID) which could adversely affect Hagler Bailly's financial performance in the coming months. As you know, USAID is the single largest client of the firm. Over the first four months of this year, it accounted for approximately 62% of our gross revenues, 44% of our net revenues and 40% of our gross profits.

First, on May 9, we received a copy of a memorandum for USAID (dated April 24, 1995) informing us to start clearing all major expenses with our cognizant contracting officer. A copy of this memorandum is enclosed. Second, last night, the House Budget Committee voted to abolish USAID, fold USAID's functions into the State Department and substantially cut the U.S. foreign assistance budget. Specifically, the House proposed a 25% cut in assistance to Russia which has been a major source of revenue for us.

Ms. Linda A. Moulton
Mr. Lowell C. Freilberg
May 11, 1995
Page 2

Needless to say we are following these developments very closely to ensure they do not materially affect the overall financial performance of the company. Despite these uncertainties, management is still committed to the repurchase of the firm from RCG International. If you have any questions or need additional information please call me.

Sincerely yours,

/s/ Henri-Claude Bailly
-----------------------
Henri-Claude Bailly
Chairman

Enclosure

cc:     Prospective Stockholders of Hagler Bailly
        Pepper, Hamilton & Scheetz (Levinson/Lawlor)
        Reliance Group Holdings (Benchimol)

U.S. AGENCY FOR
INTERNATIONAL
 DEVELOPMENT

MEMORANDUM FOR ALL USAID CONTRACTORS, GRANTEES AND RECIPIENTS

FROM:          Michael D. Sherwin, Procurement Executive

SUBJECT:       Possible USAID Budget Reductions


As you may be aware, there are currently very serious discussions underway in the U.S. Congress regarding possible rescissions of the approved Fiscal Year 1995 U.S. Agency for International Development (USAID) budget. Concurrently, the Congress is also discussing very significant reductions in the proposed Fiscal Year 1996 budget request for USAID.

As a result of the aforementioned deliberations, we must take precautions regarding upcoming incurrence of expenses under all USAID procurement and assistance instruments currently in effect. Cuts of the magnitude being discussed could cause significant changes or, in some cases, outright termination of procurement and "assistance" instruments.

Therefore, effective this date, you are hereby notified to contact your cognizant Contracting, Grant or Agreement Officer of record before any major expenses are incurred, until further advised. Examples would include major subcontractors, major equipment procurements, mobilization of long-term overseas personnel, etc.

Further information may be obtained from our cognizant official in the USAID Office of Procurement.

                                  SCHEDULE 6(b)
                                 RCG Obligations

Each of the following shall constitute an obligation of RCG only to the extent that the information supplied to RCG by the Company for inclusion therein was true, complete and correct and responsive to the requests for information made by RCG or its affiliates (other than the Company or its subsidiaries).

1. All filings made with the Securities and Exchange Commission by RCG or its affiliates (other than the Company or its subsidiaries) pursuant to the Securities Exchange Act of 1934, as amended or the Securities Act of 1933, as amended.

2.    All reports prepared by RCG and filed with the Census Bureau.

3. All federal and state tax returns that included or by statute were required to include the Company prepared by RCG or its affiliates (other than the Company or its subsidiaries), subject to Section 8 of the Agreement.

4. All EEO reports prepared by RCG or its affiliates (other than the Company or its subsidiaries).